Exhibit 23(o)(2)

COMMERCE INVESTMENT ADVISORS, INC.

CODE OF ETHICS UNDER RULE 17J-1

COMMERCE INVESTMENT ADVISORS, INC.

CODE OF ETHICS

STATEMENT OF POLICY

Commerce strives to operate its business by the highest moral and ethical standards, reflecting values that include integrity, honesty, loyalty, trust, fairness and responsibility. It is the policy of Commerce Investment Advisors, Inc. (“Commerce”) that no Commerce Access Person shall engage in any act, practice or course of conduct that would:

•	Violate the provisions of Rule 17j-1 of the Investment Company Act of 1940.

•	Create a conflict, or even the appearance of a conflict, with our clients

•	Do anything that could damage or erode the trust that the Commerce Funds and its shareholders place in Commerce and our employees,

•	Allow access persons to take inappropriate advantage of their positions and their access to proprietary information, systems, and software,

•	Compromise the confidentiality concerning the identity of security holdings and financial circumstances of clients,

•	Be viewed as a potential distraction from servicing clients.

When conflicting interests cannot be reconciled, first and foremost, Commerce Access Persons owe a fiduciary duty to the Commerce Funds and their shareholders. This means that the affected employee will be required to forego conflicting personal Securities transactions and at all times, place the interests of the clients first.

The rules of this Code of Ethics (“Code”) cover activities, including personal Securities transactions of Commerce Access Persons, certain family members of employees, and entities (such as corporations, trusts, or partnerships) that employees may be deemed to control or influence. No Code can anticipate every potential conflict of interest. For that reason, this Code also contains certain general provisions. If you have any question about the applicability of the Code to a specific situation, you should seek guidance from Commerce’s Compliance Officer.

Commerce is required by law to adopt this Code. The purpose of the law is to prevent abuses in the investment advisory business that can arise when conflicts of interest exist between the employees of an investment adviser and its clients. Having a good Code of Ethics is also good business practice. That is, by having an effective Code of Ethics, we strengthen the trust and confidence placed in us by demonstrating that, at Commerce, client interests come before personal interests.

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The Compliance Officer shall identify all Access Persons and inform them of the existence of this Code and its requirements. Every Commerce Access Person is required, as a condition of continued employment, to read carefully, understand, and comply with the letter and spirit of this Code. Commerce will impose sanctions for violations of this Code, which could include, among other things, bans on personal trading, reductions in salary or bonuses, disgorgement of trading profits, suspension of employment, and termination of employment. Violations of this Code may also result in a violation of law and legal action against you by regulatory agencies or others.

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I. PERSONAL SECURITIES TRANSACTION RULES

A. General Pre-Approval Requirements

1. General Rule: Access Persons may not buy, sell or transfer any Security, including equity and fixed income Securities, unless (i) pre-approval is obtained for the transaction pursuant to Section II (A) of this Code or (ii) the transaction does not require pre-approval pursuant to Section I (B) of this Code. In addition, the following transactions always require pre-approval and are not subject to any exceptions to the pre-approval requirement, except as expressly stated below:

a. Limited Offerings: Investment Personnel may not directly or indirectly acquire Beneficial Ownership in a Security offered in a limited offering without pre-approval. A “limited offering” is an offering that is exempt from registration under the Securities Act of 1933 pursuant to an available exemption. A “limited offering” does not include an offering of securities by a municipality or governmental agency.

b. IPOs: Investment Personnel may not directly or indirectly acquire Beneficial Ownership in a Security offered in an initial public offering without pre-approval. An “initial public offering” is an offering of Securities registered under the Securities Act of 1933 by an issuer that was not subject to the reporting requirements of the Securities Exchange Act of 1934 immediately prior to the offering.

2. Special Rule for Liquidating Restricted Securities: With the exception of Securities listed on the Compliance Future Additions to Restricted List referenced under Section (1) (B), liquidation of Restricted Securities requires pre-approval. These liquidations would need to occur only during the 16th to 22nd calendar days of the month and will only be approved if they present no actual or potential conflict of interest, if they do not present the appearance of a conflict of interest, and are not otherwise unlawful.

B. Transactions Not Requiring Pre-Approval

The following Security transactions do not require pre-approval pursuant to Section I (A) of this Code:

1. Certain Equity Securities: Access Persons may buy, sell or transfer without pre-approval any equity Security that is not listed on the Compliance Restricted List and the Compliance Future Additions to Restricted List, subject to Section I (A) (2) and other provisions of Section I (B) of this Code.1 However, Access Persons may liquidate equity Securities listed on the Compliance Future

[1]	The Compliance Restricted List and Compliance Future Additions to Restricted List can be accessed on the system under the Public Folder section of Outlook: CTC/Investments/Compliance-QUANT.

Additions to Restricted List only between the 16th and 22nd calendar days of the month without pre-approval.

The Compliance Restricted List will be distributed in updated form to Access Persons on the 23rd calendar day (or immediate subsequent business day) of each month. Any securities that are going to be added to the Compliance Future Additions to Restricted List will be made available each month on the 16th calendar day (or immediate subsequent business day). Before conducting any purchase of an equity Security, Access Persons must consult both of the foregoing lists and determine whether or not the Security to be purchased appears on one of the lists.

2. Certain Exempt Securities: Access Persons may buy and sell any of the following Securities without pre-approval (even if the Security is listed on the Compliance Restricted List or the Compliance Future Additional to Restricted List):

a. direct obligations of the United States Government.

b. bankers’ acceptances, bank certificates or deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

c. shares issued by open-end mutual funds.

3. Dividend Reinvestment Programs: Access Persons may acquire Securities of an issuer of a publicly traded company as a result of an automatic dividend reinvestment program.

4. Investment Clubs: Purchases and sales of Securities in which an Access Person has or shares Beneficial Ownership through investment clubs are permitted without pre-approval only if the reporting and other requirements of Section III (A)(2) of this Code have been satisfied.

5. Certain Involuntary Transactions: Transactions in Securities by a trust in which an Access Person (or a member of the Access Person’s immediate family) is a Beneficial Owner, but for which the Access Person (or a member of the Access Person’s immediate family) has no direct or indirect influence or control with respect to the selection of investments do not require pre-approval. Please note that a good faith belief on the part of an Access Person that a transaction was involuntary will not be a defense to a violation of this Code. Access Persons should seek clarification from the Compliance Officer if they have questions about an involuntary transaction.

II. PROCEDURAL REQUIREMENTS

A. The following procedural requirements apply to Access Persons’ Securities transactions:

1. Written Pre-Approval. If a transaction requires pre-approval pursuant to Section I of this Code, the Access Person must obtain written pre-approval from the Compliance Officer or his designee before entering the transaction. Access Persons must sign and date their requests for pre-approvals, which must describe the transaction in appropriate detail. The Compliance Officer may permit written requests for pre-approval to be submitted by e-mail. Written approvals under this Code expire at the close of the market on the next business day after the approval date. Absence of a written denial of approval does not constitute approval of the requested transaction.

2. Requests for Pre-Approval: Access Persons must direct requests for pre-approval to the Compliance Officer or his designee and, if an equity Security, simultaneously to the Commerce Equity Strategy Chairperson and, if a fixed income Security, simultaneously to the Commerce Fixed Income Strategy Chairperson. If the pre-approval does not involve an equity or fixed income Security, the request should be directed only to the Compliance Officer or his designee. The Compliance Officer will consult with the foregoing Chairpersons or his designee before a pre-approval determination is made.

3. Use of Authorized Broker: Access Persons are required to conduct all Securities transactions through an Authorized Broker. An “Authorized Broker” is any broker, dealer or bank that has affirmatively agreed to provide duplicate confirmations of Securities transactions and duplicate account statements to the Compliance Officer. The Access Person is responsible for obtaining the agreement of the Authorized Broker to provide such duplicate confirmations and account statements to the Compliance Officer.

III. OTHER RESTRICTIONS ON ACCESS PERSONS

A. Access Persons and/or Investment Personnel are prohibited from engaging in the following activities and/or transactions:

1. Officers/Directorships. Investment Personnel are prohibited from serving as an officer or on the board of directors of any publicly traded company other than Commerce Bancshares, Inc. or any of its subsidiaries.

2. Investment Clubs. Access Persons are prohibited from membership and participation in investment clubs unless (1) the Access Person has received written permission to do so from the Compliance Officer or his designee and (2) the Access Person submits a written undertaking not to participate in any decisions or discussions among club members involving Securities to be purchased or sold by the investment clubs. Access Persons must report all transactions by investment clubs in Securities in which they have or share Beneficial Ownership pursuant to Section IV of this Code.

3. Inside Information. Access Persons shall not purchase or sell a Security for his or her personal account or for any Commerce Fund while in the possession of material, nonpublic information concerning the Security or the issuer. Access Persons shall not disclose any material, nonpublic information concerning the portfolio holdings of the Commerce Funds unless; prior to the disclosure such information has been broadly disseminated to all shareholders of the Commerce Funds. Violations of this provision may result, among other things, in criminal and civil penalties, including imprisonment and substantial fines.

4. Market-Timing. Access Persons are encouraged to purchase shares of The Commerce Funds. However, Access Persons may not engage in personal Securities transactions involving market-timing strategies within the Commerce Funds. Market timing involves rapid purchases and sales (within 30 days of one another) of mutual fund shares. Access Persons must report all transactions in Commerce Fund shares to the Compliance Officer pursuant to Section IV of this Code, including transactions in shares held through the Commerce PIP (retirement) Plan.

5. Other Prohibited Transactions. Access Persons shall not engage in initiating a position and then liquidating a position within 30 days of the initial transaction.

6. Reporting of Conflicts of Interest. Access Persons must promptly report any actual or potential conflicts of interest to the Compliance Officer.

7. Protection of Confidential Information. Access Persons must take reasonable steps to protect all nonpublic, proprietary and confidential information of Commerce, the Commerce Funds and their shareholders.

8. Unauthorized Compensation. Access Persons may not accept compensation and/or gifts from any source in connection with providing reciprocal business with the Commerce Funds. “Compensation” for this purpose means cash, Securities, tangible personal property, real property, services, partnerships and commodities. In addition, Access Persons may not seek or accept gifts, favors, preferential treatment or special arrangements of material value from any broker-dealer, investment adviser, financial institution, corporation, or other entity, or from any existing prospective supplier of goods or services to the Commerce Funds or Commerce. Specifically, any gift over $100 in value, or any accumulation of gifts, which in the aggregate exceeds $100 in value from one source in one calendar year, is prohibited. Any Access Person who is offered or receives an item prohibited by this provision must report the details in writing to the Compliance Officer.

9. Corporate Code of Ethics. Access Persons must not violate any other codes of conduct of Commerce Bancshares and its subsidiaries to which they may be subject.

10. Concealing Improper Activity. No Access Person may create or participate in the creation of any record that is intended to mislead anyone or to conceal any violation of this Code.

11. Compliance with Laws. Access Persons shall obey all federal, state and local laws applicable to Commerce and Commerce Funds’ business operations.

12. Spirit of this Code. Access Persons must use their best efforts to abide by the letter and spirit of this Code.

IV. REPORTING REQUIREMENTS

Each Access Person must submit the reports described in this section to the Compliance Officer. Reports must be (1) signed and dated, (2) certified by the Access Person as accurate and complete, and (3) submitted on a timely basis as described below. The form of reports should be completed even if there were no Securities transactions during the relevant period. Reports may be updated and amended from time to time by the Compliance Officer.

A. Initial Reports. No later than 10 calendar days after becoming an Access Person, each new Access Person must submit the initial report contained in Appendix A to this Code.

B. Quarterly Reports. Each Access Person must submit the quarterly report contained in Appendix B to this Code within 10 calendar days after the end of each quarter.

C. Annual Reports. On or before July 30 of each year, each Access Person must submit the annual report contained in Appendix A to this Code.

V. SANCTIONS

Violations of any provision of this Code shall be grounds for appropriate sanctions, including without limitation, bans on personal trading, reductions in salary or bonuses, unwinding of a Securities transaction, disgorgement of trading profits, suspension of employment, termination of employment and prosecution by Commerce.

VI. REPORTS TO BOARD OF TRUSTEES

The Compliance Officer, together with other appropriate personnel of Commerce, shall provide the following information to the Board of Trustees of the Commerce Funds.

A. Code of Ethics. A copy of this Code for the Commerce Funds Board of Trustees’ consideration and approval, including a copy of the initial Code, an initial certification that Commerce has adopted procedures reasonably necessary to prevent Access Persons from violating this Code and a copy of any material revision to this Code promptly after such revision.

B. Periodic Compliance Reports. No less frequently than annually, the Compliance Officer will prepare and furnish the Commerce Funds Board of Trustees with a written report that:

1. Describes any issues arising under this Code or procedures since the last report to the Commerce Funds Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2. Certifies that Commerce has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

In addition, the Compliance Officer will report material violations of this Code more frequently to the Commerce Funds Board of Trustees, as the Board may request.

VII. RECORDKEEPING

The Compliance Officer together with other persons designated by Commerce shall maintain the following records at Commerce’s principal place of business. These records shall be maintained in a manner and to the extent set forth in Rule 17j-1 of the Investment Company Act of 1940. Commerce shall make these records available to appropriate regulators, examiners or auditors at any time and from time to time for reasonable periodic, special or other examinations or audits:

A. A copy of this Code in effect at any time within the past five years in an easily accessible place;

B. A record of any violation of this Code and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation takes place in an easily accessible place;

C. A copy of each report made by an Access Person under this Code, including any information provided in lieu of the reports required under Section IV of this Code for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D. A record of all persons, currently or within the past five years, who are or were required to make reports under Section IV of this Code or who are or were responsible for reviewing these reports in an easily accessible place;

E. A copy of each report required by Section VI (B)(2) of this Code for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

F. Records of each pre-approval made under Section I (A) for at least five years after the end of the fiscal year in which the approval is given.

VIII. DEFINITIONS

The following defined terms are used in this Code.

A. Access Person. The term Access Person means: any director, officer, or employee of Commerce or its affiliate, who, with respect to any Commerce Fund, makes any recommendation, participates in the determination of a recommendation to be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by Commerce to any Commerce Fund.

Access Persons includes directors, officers and employees of Commerce, all Commerce Investment Personnel, the Compliance Officer and other officers or employees of Commerce Bancshares or its subsidiaries who the Compliance Officer identifies as meeting the definition of Access Person.

B. Beneficial Ownership/Beneficial Owner. Beneficial Ownership of a Security means a direct or indirect pecuniary interest in such Security, through any contract, arrangement, understanding, relationship or otherwise, subject to the following:

1. The term “pecuniary interest” in any Security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities.

A shareholder will not be deemed to have a pecuniary interest in the portfolio Securities of a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

2. The term “indirect pecuniary interest” in any Security includes, but is not limited to:

a. securities held by members of an Access Person’s immediate family sharing the same household;

b. a general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership, subject to certain limitations.

c. an Access Person’s right to acquire a Security through the exercise or conversion of any derivative Security, whether or not presently exercisable.

d. an Access Person’s right interest in Securities held by a trust in certain circumstances.

3. The term Beneficial Owner generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in the Securities. A person should consider himself or herself a Beneficial Owner of any Securities over which he or she, directly or indirectly, controls the decision process over a Securities transaction for:

a. a spouse;

b. minor children;

c. a relative who shares his or her home;

d. any other person if, by contract, understanding, arrangement, agreement or understanding he or she obtains from such Securities benefits substantially equivalent to those of ownership; or

e. any situation in which he or she directly or indirectly controls the decision making process even if not a Beneficial Owner. An Access Person should consider himself or herself the Beneficial Owner of Securities if he or she can vest or re-vest title in himself or herself now or in the future.

C. Compliance Officer. The term Compliance Officer means the Compliance Officer designated by the Board of Commerce from time to time.

D. Investment Personnel. The terms Investment Personnel means:

1. Any employee of the Commerce Funds or Commerce (or any company in a control relationship to either entity) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Commerce Funds; or

2. Any natural person who controls the Commerce Funds or Commerce and who obtains information concerning recommendations made to the Commerce Funds regarding the purchase or sale of Securities by the Commerce Funds.

3. Commerce’s Investment Personnel consists of Fund Managers, Fundamental Analysts, and may include members of the Commerce Equity Strategy

Committee, members of the Commerce Fixed Income Strategy Committee and Commerce trading personnel.

E. Previously-Acquired Securities. The term Previously-Acquired Securities means:

1. Any Restricted Securities (defined below) owned by an Access Person before such Security was identified by Commerce Investment Advisors, Inc. as a Restricted Security.

2. Any Restricted Securities owned by an Access Person before the person became an Access Person.

3. Any Restricted Securities owned by an Access Person that were acquired in a transaction pre-approved under Section I (A) of this Code.

4. Any Restricted Securities owned by an Access Person that were acquired as a result of a stock split or dividend of a Previously-Acquired Security.

F. Restricted Securities; Compliance Restricted List and Compliance Future Additions to Restricted List. The term “Restricted Securities” means those securities reflected on the monthly Compliance Restricted List. For purposes of this Code, the compliance Restricted List and the Compliance Future Additions to Restricted List include all derivative securities, including any option to purchase or sell, and any security convertible into or exchangeable for, a security reflected on one of these lists.

The Compliance Restricted List is generally compiled as follows: Commerce determines the universe of equity issuers that comprise the potential purchases for the Commerce Funds for that month. Issuers identified as potential purchases that have a market capitalization of $3 billion or more are removed from the Compliance Restricted List. The remaining issuers comprise the Compliance Restricted List. Securities generally remain on the Compliance Restricted List an additional month after they have been identified as no longer approved for purchase by the Commerce Funds. The Compliance Future Additions to Restricted List would list all securities that are in the process of being added to the Compliance Restricted List.

Among other things, the Compliance Officer will use the Compliance Restricted List as a reference in determining whether to approve an Access Person’s request for pre-approval of a proposed equity transaction under this Code and for purposes of reviewing and analyzing Access Persons’ reports submitted under Section IV of this Code.

G. Security. The term “Security” used throughout this Code means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.